UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2011

REAL MEX RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116310	13-4012902
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Katella Avenue, Suite 100 Cypress, CA	90630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562)-346-1200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2011, Real Mex Restaurants, Inc. and certain of its affiliates (collectively, the “Company”) reached an agreement with the Company’s various lenders and noteholders to amend certain covenants and waive certain defaults and events of default under the Company’s principal debt agreements as the Company works to reorganize its capital structure. In addition, on July 28, 2011, the Company made an approximately $9.2 million interest payment due to its noteholders earlier this month within the grace period applicable to such interest payment. An affiliate of Sun Capital Partners, the indirect majority stockholder of the Company, provided the Company with an infusion of additional liquidity on July 28, 2011 as part of the ongoing restructuring process.

A summary of the key changes to each of the Company’s principal debt agreements resulting from the amendments entered into on July 27, 2011 follows:

GECC Amendment

The Company entered into a Limited Waiver and Amendment No. 6 (the “GECC Amendment”) to Second Amended and Restated Revolving Credit Agreement, dated as of January 29, 2007 (as amended, the “GECC Credit Agreement”). The GECC Amendment, among other things, includes the following:

•	waivers of certain breaches of the Leverage Ratio, Adjusted Leverage Ratio, Interest Coverage Ratio and Consolidated Cash Flow financial covenants for the period ended June 26, 2011, in each case as defined in the GECC Credit Agreement

•	an amendment which provides that no default will be deemed to have occurred prior to November 15, 2011 solely by reason of any breach or violation of the financial covenants in the GECC Credit Agreement for the period ending September 25, 2011

•	waivers of certain breaches and cross-defaults under the Company’s other significant debt agreements described herein

In connection with the GECC Amendment, Sun Cantinas Finance, LLC (“Sun”), the majority stockholder of the Company’s parent, RM Restaurant Holding Corp (“Holdco”), agreed to purchase a $5 million participation interest in the $15 million revolving credit facility under the GECC Credit Agreement. Sun also will have the option to purchase up to an additional $2.5 million participation interest in the revolving credit facility until the earlier of the commencement of an insolvency proceeding by the Company and November 30, 2011. To the extent Sun exercises its option to purchase such additional participation interest, the maximum amount the Company may borrow under the revolving credit facility will increase, and the maximum amount the Company may borrow under the letter of credit facility will decrease, each by an amount equal to the amount of such additional participation interest purchased by Sun.

Supplemental Indenture

The Company entered into a Second Supplemental Indenture (the “Supplemental Indenture”) which provides for amendments to the existing Indenture (the “Indenture”) governing the Company’s 14% Senior Secured Notes due 2013 (the “Notes”). The Supplemental Indenture, among other things, includes the following:

•	waivers and an amendment relating to a breach of the Consolidated Cash Flow covenant, as defined in the Indenture, for the period ended Jun 26, 2011

•	an amendment to Section 6.02 of the Indenture to provide that through October 31, 2011, the consent of the holders of at least 35% in aggregate principal amount of the then outstanding Notes will be required to declare all of the Notes to be due and payable upon an event of default

•	an amendment to Section 6.06(2) of the Indenture to provide through October 31, 2011, in order for any noteholder to pursue a remedy with respect to the Indenture or the Notes, holders of at least 35% in aggregate principal amount of the then outstanding Notes will be required to make a written request to the trustee under the Indenture

On July 27, 2011, beneficial holders of $89,779,000 of the outstanding $130,000,000 in aggregate principal amount of the Notes, or approximately 69%, as of July 25, 2011, consented to the Supplemental Indenture.

Opco Amendment
The Company entered into a Limited Waiver and First Amendment (the “Opco Amendment”) to the Second Amended and Restated Credit Agreement dated as of July 7, 2009 (as amended, the “Opco Term Facility”). The Opco Amendment, among other things, includes the following:

•	waivers of certain breaches and cross-defaults under the Company’s other significant debt agreements described herein

Holdco Amendment

Holdco entered into a Limited Waiver and Second Amendment (the “Holdco Amendment”) to the Credit Agreement, dated as of July 7, 2009 (as amended, the “Holdco Term Facility”). The Holdco Amendment, among other things, includes the following:

•	waivers of certain breaches of the Leverage Ratio, Adjusted Leverage Ratio, Interest Coverage Ratio and Consolidated Cash Flow financial covenants for the period ended June 26, 2011, in each case as defined in the Holdco Term Facility

•	waivers of certain breaches and cross-defaults under the Company’s other significant debt agreements described herein

Restructuring Plan

In addition to the above modifications, the GECC Credit Agreement, the Indenture, the Opco Term Facility and the Holdco Term Facility have each been amended to add certain additional events of default relating to a failure by the Company to:

•	submit a reasonably detailed proposal to restructure the Company’s material debt arrangements (the “Comprehensive Restructuring Plan”) on or prior to September 15, 2011

•	negotiate and execute a binding restructuring term sheet, plan support agreement, lock-up agreement or similar agreement containing the substance of the Comprehensive Restructuring Plan or another restructuring plan with respect to the Company’s material debt arrangements on or prior to October 31, 2011

The foregoing descriptions of the GECC Amendment, the Supplemental Indenture, the Opco Amendment and the Holdco Amendment are limited to selected terms contained in the underlying agreements, do not purport to be complete and are qualified in their entirety by reference to the full texts of such underlying agreements, which are filed as Exhibits to this Current Report on Form 8-K and are incorporated by reference in this Item 1.01.

On July 28, 2011, the Company issued a press release announcing the modifications to the agreements described above and certain other developments in connection with its ongoing restructuring efforts. The press release announcing these developments is attached as Exhibit 99.1 hereto and is hereby incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 of this report is hereby incorporated by reference into this Item 3.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 28, 2011, James Shein was appointed as a director of the Company, filling the vacancy caused by the resignation of Craig S. Miller. Mr. Shein will be entitled to receive director fees of $50,000 per year during his service as a director of the Company. In addition, Mr. Shein will be entitled to reimbursement of his reasonable out-of-pocket expenses in connection with his travel to and attendance of meetings of the Board of Directors or committees thereof in accordance with the Company’s standard policies.

Effective August 29, 2011, Mike Keeland, 52, will be appointed as President of Real Mex Foods, Inc., the Company’s purchasing, distribution, and manufacturing subsidiary. Mr. Keeland most recently served as Chief Executive Officer of Annie Chun’s, Inc., an Asian natural consumer packaged goods company specializing in noodle, rice, and sauce products, for over two years, prior to which Mr. Keeland served as the Vice President of Sales & Marketing of Annie Chun’s, Inc. for five years. Mr. Keeland also served as Regional Director of Pinnacle Foods/Vlasic Foods International and National Sales Manager of Campbell Soup Company.

The material terms of Mr. Keeland’s employment with Real Mex Foods, Inc. are set forth in an offer letter executed on July 27, 2011. The offer letter provides for an initial annual base salary of $300,000. Mr. Keeland will also be entitled to participate in the Company’s bonus program which makes him eligible to receive an annual performance bonus with a target of up to 50% of his base salary, which is guaranteed for 2011 on a prorated basis. In addition, Mr. Keeland will be granted options to purchase common stock of Holdco in an amount commensurate with his position. In the event Mr. Keeland is terminated without cause, he will be eligible to receive 6 months of his base salary and continued medical and dental insurance coverage for the same period.

The foregoing description of Mr. Keeland’s offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

In connection with the foregoing modifications described in Item 1.01 herein, the bonus programs for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were revised for the 2011 fiscal year to reduce their target bonuses from 50% of base salary to 37.5% of base salary, but basing the bonus on EBITDAR rather than EBITDA. In addition, the Company’s Chief Executive Officer and Chief Financial Officer are also entitled to receive a restructuring completion bonus of 15% of their base salaries. In order to receive the bonuses for the 2011 fiscal year, the Company must complete the Comprehensive Restructuring Plan and the officers must be employed by the Company on the date that the bonuses are paid.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The information set forth in Item 1.01 of this report is hereby incorporated by reference into this Item 5.07.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following documents are filed as the exhibits to this Current Report on Form 8-K:

4.1	Second Supplemental Indenture, dated as of July 27, 2011, among Real Mex Restaurants, Inc., the guarantors named therein and Wells Fargo Bank, National Association., as trustee.

10.1	Limited Waiver and Amendment No. 6 to Second Amended and Restated Revolving Credit Agreement, dated as of July 27, 2011, among Real Mex Restaurants, Inc., the other borrowers party thereto, the lending institutions party thereto and General Electric Capital Corporation, as agent and administrative agent.

10.2	Limited Waiver and First Amendment to Second Amended and Restated Credit Agreement, dated as of July 27, 2011, among RM Restaurant Holding Corp., Real Mex Restaurants, Inc., the banks, financial institutions and other entities party thereto and Wilmington Trust, National Association, as administrative agent.

10.3	Limited Waiver and Second Amendment to Credit Agreement, dated as of July 27, 2011, among RM Restaurant Holding Corp., the banks, financial institutions and other entities party thereto and Wilmington Trust, National Association, as administrative agent

10.4	Offer Letter, dated as of July 27, 2011.

99.1	Press release dated July 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.

Date: August 2, 2011

By: /s/ Richard P. Dutkiewicz
Richard P. Dutkiewicz
Chief Financial Officer

EXHIBIT INDEX

4.1	Second Supplemental Indenture, dated as of July 27, 2011, among Real Mex Restaurants, Inc., the guarantors named therein and Wells Fargo Bank, National Association., as trustee.

10.1	Limited Waiver and Amendment No. 6 to Second Amended and Restated Revolving Credit Agreement, dated as of July 27, 2011, among Real Mex Restaurants, Inc., the other borrowers party thereto, the lending institutions party thereto and General Electric Capital Corporation, as agent and administrative agent.

10.2	Limited Waiver and First Amendment to Second Amended and Restated Credit Agreement, dated as of July 27, 2011, among RM Restaurant Holding Corp., Real Mex Restaurants, Inc., the banks, financial institutions and other entities party thereto and Wilmington Trust, National Association, as administrative agent.

10.3	Limited Waiver and Second Amendment to Credit Agreement, dated as of July 27, 2011, among RM Restaurant Holding Corp., the banks, financial institutions and other entities party thereto and Wilmington Trust, National Association, as administrative agent

10.4	Offer Letter, dated as of July 27, 2011.

99.1	Press release dated July 28, 2011